Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders
Hills Bancorporation
Hills, Iowa

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2016, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Hills Bancorporation as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013. We also consent to the incorporation by reference of our report dated March 9, 2016, on our audit of the internal control over financial reporting of Hills Bancorporation as of December 31, 2015, which report is included in the Annual Report on Form 10-K. Additionally, we consent to the references to our firm in the Form S-3 under the caption "Experts."

/s/ BKD, LLP

Springfield, Missouri
November 30, 2016